Exhibit 16.1

July 7, 2014

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Ladies and Gentlemen:

We were previously the independent registered public accounting firm for NeoMedia Technologies, Inc. (the “Company”) and we have read and agree with the statements in Item 4.01 of the Company’s Form 8-K dated July 1, 2014 related to the dismissal of our firm as the Company’s independent registered public accounting firm.

Very truly yours,

StarkSchenkein, LLP

3600 South Yosemite Street | Suite 600 | Denver, CO 80237 | P: 303.694.6700 | TF: 888.766.3985 | F: 303.694.6761 | www.starkcpas.com

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